Exhibit 21

         Subsidiaries of Lincoln Bancorp following the Stock Conversion of Lincoln Federal Savings Bank:

                   Name                            Jurisdiction of Incorporation
         ----------------------------              -----------------------------
         Lincoln Federal Savings Bank                          Federal

         LF Service Corporation                                Indiana